Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257049 on Form S-8, Registration Statement No. 333-252281 on Form S-3, Registration Statement No. 333-233447 on Form S-3, and Registration Statement No. 333-238823 on Form S-8, of our report dated October 29, 2021, (which includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of OncoSec Medical Incorporated as of July 31, 2021 and 2020, and for each of the years in the two year period ended July 31, 2021, included in this Annual Report on Form 10-K for the year ended July 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
October 29, 2021